UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

May 31, 2007

3COM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-12867	94-2605794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Campus Drive

Marlborough, Massachusetts

01752

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (508) 323-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act
(17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
(17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

ITEM 2.03           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On March 22, 2007, H3C Holdings Limited (the “Borrower”), an indirect wholly-owned subsidiary of 3Com Corporation, entered into a Credit and Guaranty Agreement dated as of March 22, 2007 among H3C Holdings Limited, as Borrower, 3Com Corporation, 3Com Holdings Limited and 3Com Technologies, as Holdco Guarantors, various Lenders, Goldman Sachs Credit Partners L.P., as Mandated Lead Arranger, Bookrunner, Administrative Agent and Syndication Agent (“GSCP”), and Industrial and Commercial Bank of China (Asia) Limited, as Collateral Agent (the “Existing Credit Agreement”). Under the Existing Credit Agreement, on March 28, 2007 the Borrower borrowed $430 million (the “Existing Loan”) to finance a portion of the purchase price for our March 29, 2007 acquisition (the “Acquisition”) of 49% of our China-based joint venture, H3C Technologies Co., Limited (“H3C”), from an affiliate of Huawei Technologies.

As previously disclosed, on May 25, 2007, the parties amended and restated the Existing Credit Agreement in order to, among other things, convert the Existing Loan into two tranches with different principal amortization schedules and different interest rates (the “A&R Loans”). The other provisions of the Existing Credit Agreement, including covenants, collateral, temporary guarantees and other provisions, remain largely unchanged. It was expected that the closing of the A&R Loans would take place on May 31, 2007.

This Current Report on Form 8-K is filed to disclose that the parties closed the A&R Loans on May 31, 2007. For the sake of clarity, 3Com and H3C are not borrowing additional funds under the A&R Loans. Other than with respect to transaction fees and expenses, the consummation of the closing of the A&R Loans resulted in fund transfers solely among existing and new lenders.

The A&R Loans are subject to the terms and conditions of an Amended and Restated Credit and Guaranty Agreement dated as of May 25, 2007 and effective as of May 31, 2007 among H3C Holdings Limited, as Borrower, 3Com Corporation, 3Com Holdings Limited and 3Com Technologies, as Holdco Guarantors, H3C, as a Guarantor, various Lenders, GSCP, as Mandated Lead Arranger, Bookrunner, Administrative Agent and Syndication Agent, and Industrial and Commercial Bank of China (Asia) Limited, as Collateral Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

3COM CORPORATION

Date: May 31, 2007	By:	/s/ NEAL D. GOLDMAN
Neal D. Goldman Executive Vice President, Chief Administrative and Legal Officer and Secretary